United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(a) and
Amendments Thereto Filed Pursuant to § 240.13d-2(a)

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 12)*

Centennial Resource Development, Inc.

(Name of Issuer)

Class A Common Stock

(Title of Class of Securities)

15136A102

(CUSIP Number)

Dianna Rosser Aprile

c/o Riverstone Holdings LLC

712 Fifth Avenue, 36th Floor

New York, NY 10019

(212) 993-0076

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

March 1, 2022

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 15136A102	13D	Page 1 of 28 Pages

1	Names of Reporting Persons Silver Run Sponsor, LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 2,499,866
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 2,499,866

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,499,866
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.9%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102	13D	Page 2 of 28 Pages

1	Names of Reporting Persons Silver Run Sponsor Manager, LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 2,499,866
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 2,499,866

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,499,866
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.9%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102	13D	Page 3 of 28 Pages

1	Names of Reporting Persons REL US Centennial Holdings, LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 12,524,331
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 12,524,331

11	Aggregate Amount Beneficially Owned by Each Reporting Person 12,524,331
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 4.4%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102	13D	Page 4 of 28 Pages

1	Names of Reporting Persons REL IP General Partner LP
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 12,524,331
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 12,524,331

11	Aggregate Amount Beneficially Owned by Each Reporting Person 12,524,331
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 4.4%
14	Type of Reporting Person PN

CUSIP No. 15136A102	13D	Page 5 of 28 Pages

1	Names of Reporting Persons REL IP General Partner Limited
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 12,524,331
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 12,524,331

11	Aggregate Amount Beneficially Owned by Each Reporting Person 12,524,331
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 4.4%
14	Type of Reporting Person CO

CUSIP No. 15136A102	13D	Page 6 of 28 Pages

1	Names of Reporting Persons Riverstone Energy Limited Investment Holdings, LP
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 12,524,331
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 12,524,331

11	Aggregate Amount Beneficially Owned by Each Reporting Person 12,524,331
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 4.4%
14	Type of Reporting Person PN

CUSIP No. 15136A102	13D	Page 7 of 28 Pages

1	Names of Reporting Persons Riverstone Holdings II (Cayman) Limited
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 12,524,331
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 12,524,331

11	Aggregate Amount Beneficially Owned by Each Reporting Person 12,524,331
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 4.4%
14	Type of Reporting Person CO

CUSIP No. 15136A102	13D	Page 8 of 28 Pages

1	Names of Reporting Persons Riverstone Non-ECI USRPI AIV, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 5,145,600
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 5,145,600

11	Aggregate Amount Beneficially Owned by Each Reporting Person 5,145,600
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 1.8%
14	Type of Reporting Person PN

CUSIP No. 15136A102	13D	Page 9 of 28 Pages

1	Names of Reporting Persons Riverstone Non-ECI USRPI AIV GP, L.L.C.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 5,145,600
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 5,145,600

11	Aggregate Amount Beneficially Owned by Each Reporting Person 5,145,600
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 1.8%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102	13D	Page 10 of 28 Pages

1	Names of Reporting Persons Riverstone Non-ECI Partners GP (Cayman), L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 5,145,600
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 5,145,600

11	Aggregate Amount Beneficially Owned by Each Reporting Person 5,145,600
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 1.8%
14	Type of Reporting Person PN

CUSIP No. 15136A102	13D	Page 11 of 28 Pages

1	Names of Reporting Persons Riverstone Non-ECI GP Cayman LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 5,145,600
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 5,145,600

11	Aggregate Amount Beneficially Owned by Each Reporting Person 5,145,600
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 1.8%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102	13D	Page 12 of 28 Pages

1	Names of Reporting Persons Riverstone Non-ECI GP Ltd.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 5,145,600
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 5,145,600

11	Aggregate Amount Beneficially Owned by Each Reporting Person 5,145,600
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 1.8%
14	Type of Reporting Person CO

CUSIP No. 15136A102	13D	Page 13 of 28 Pages

1	Names of Reporting Persons Riverstone VI Centennial QB Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 51,188,619
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 51,188,619

11	Aggregate Amount Beneficially Owned by Each Reporting Person 51,188,619
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 18.0%
14	Type of Reporting Person PN

CUSIP No. 15136A102	13D	Page 14 of 28 Pages

1	Names of Reporting Persons Riverstone Energy Partners VI, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 51,188,619
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 51,188,619

11	Aggregate Amount Beneficially Owned by Each Reporting Person 51,188,619
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 18.0%
14	Type of Reporting Person PN

CUSIP No. 15136A102	13D	Page 15 of 28 Pages

1	Names of Reporting Persons Riverstone Energy GP VI, LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 51,188,619
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 51,188,619

11	Aggregate Amount Beneficially Owned by Each Reporting Person 51,188,619
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 18.0%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102	13D	Page 16 of 28 Pages

1	Names of Reporting Persons Riverstone Energy GP VI Corp
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 51,188,619
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 51,188,619

11	Aggregate Amount Beneficially Owned by Each Reporting Person 51,188,619
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 18.0%
14	Type of Reporting Person CO

CUSIP No. 15136A102	13D	Page 17 of 28 Pages

1	Names of Reporting Persons Riverstone Holdings LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 53,688,485
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 53,688,485

11	Aggregate Amount Beneficially Owned by Each Reporting Person 53,688,485
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 18.9%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102	13D	Page 18 of 28 Pages

1	Names of Reporting Persons Riverstone/Gower Mgmt Co Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 66,212,816
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 66,212,816

11	Aggregate Amount Beneficially Owned by Each Reporting Person 66,212,816
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 23.2%
14	Type of Reporting Person PN

CUSIP No. 15136A102	13D	Page 19 of 28 Pages

1	Names of Reporting Persons Riverstone Management Group, L.L.C.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 66,212,816
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 66,212,816

11	Aggregate Amount Beneficially Owned by Each Reporting Person 66,212,816
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 23.2%
14	Type of Reporting Person OO (Delaware limited liability company)

CUSIP No. 15136A102	13D	Page 20 of 28 Pages

1	Names of Reporting Persons David M. Leuschen
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 72,547,670
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 72,547,670

11	Aggregate Amount Beneficially Owned by Each Reporting Person 72,547,670
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 25.5%
14	Type of Reporting Person IN

CUSIP No. 15136A102	13D	Page 21 of 28 Pages

1	Names of Reporting Persons Pierre F. Lapeyre, Jr.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0
	8	Shared Voting Power 71,358,416
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 71,358,416

11	Aggregate Amount Beneficially Owned by Each Reporting Person 71,358,416
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 25.1%
14	Type of Reporting Person IN

CUSIP No. 15136A102	13D	Page 22 of 28 Pages

Explanatory Note

This Amendment No. 12 to Schedule 13D (this “Amendment No. 12”) amends and supplements the statement on Schedule 13D filed with the United States Securities and Exchange Commission on October 21, 2016 (as amended to date, the “Schedule 13D”), relating to the Class A Common Stock (the “Class A Common Stock”) of Centennial Resource Development, Inc. (formerly known as Silver Run Acquisition Corporation) (the “Issuer”). Capitalized terms used herein without definition shall have the meaning set forth in the Schedule 13D.

Item 4.      Purpose of Transaction.

Item 4 of the Schedule 13D is amended and supplemented as follows:

March 2022 Sales.

On March 1, 2022, REL US Centennial Holdings, LLC, Riverstone VI Centennial QB Holdings, L.P., Riverstone Non-ECI USRPI AIV, L.P., Silver Run Sponsor, LLC, and David M. Leuschen (together, the “Riverstone Stockholders”) sold 2,425,000 shares of Class A Common Stock of the Issuer in open market transactions at a weighted average price of $8.7565 per share. On March 2, 2022, the Riverstone Stockholders sold 2,650,191 shares of Class A Common Stock of the Issuer in open market transactions at a weighted average price of $8.6992 per share. On March 3, 2022, the Riverstone Stockholders sold 10,000,000 shares of Class A Common Stock of the Issuer in open market transactions at a price of $8.15 per share. On March 8, 2022, the Riverstone Stockholders sold 307,704 shares of Class A Common Stock of the Issuer in open market transactions at a price of $ 9.1338 per share.

The Sponsor Warrants

The warrants to purchase 6,826,502 shares of Class A Common Stock held of record by Silver Run Sponsor, LLC expired unexercised on October 11, 2021.

Item 5.      Interest in Securities of the Issuer.

Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

(a) – (b)

The following sets forth, as of the date hereof, the aggregate number of shares of Class A Common Stock and percentage of Class A Common Stock beneficially owned by each of the Reporting Persons, as well as the number of shares of Class A Common Stock as to which each Reporting Person has the sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition of, as of the date hereof, based on 284,810,188 shares of Class A Common Stock outstanding as of February 18, 2022, as reported in the Issuer’s annual report on Form 10-K filed with the SEC on February 24, 2022.

CUSIP No. 15136A102	13D	Page 23 of 28 Pages

Reporting Person	Amount beneficially owned	Percent of class	Sole power to vote or to direct the vote	Shared power to vote or to direct the vote	Sole power to dispose or to direct the disposition	Shared power to dispose or to direct the disposition
Silver Run Sponsor, LLC	2,499,866	0.9%	0	9,326,368	0	9,326,368
Silver Run Sponsor Manager, LLC	2,499,866	0.9%	0	9,326,368	0	9,326,368
REL US Centennial Holdings, LLC	12,524,331	4.4%	0	12,524,331	0	12,524,331
REL IP General Partner LP	12,524,331	4.4%	0	12,524,331	0	12,524,331
REL IP General Partner Limited	12,524,331	4.4%	0	12,524,331	0	12,524,331
Riverstone Energy Limited Investment Holdings, LP	12,524,331	4.4%	0	12,524,331	0	12,524,331
Riverstone Holdings II (Cayman) Ltd.	12,524,331	4.4%	0	12,524,331	0	12,524,331
Riverstone Non-ECI USRPI AIV, L.P.	5,145,600	1.8%	0	5,145,600	0	5,145,600
Riverstone Non-ECI USRPI AIV GP, L.L.C.	5,145,600	1.8%	0	5,145,600	0	5,145,600
Riverstone Non-ECI Partners GP (Cayman), L.P.	5,145,600	1.8%	0	5,145,600	0	5,145,600
Riverstone Non-ECI GP Cayman LLC	5,145,600	1.8%	0	5,145,600	0	5,145,600
Riverstone Non-ECI GP Ltd.	5,145,600	1.8%	0	5,145,600	0	5,145,600
Riverstone VI Centennial QB Holdings, L.P.	51,188,619	18.0%	0	51,188,619	0	51,188,619
Riverstone Energy Partners VI, L.P.	51,188,619	18.0%	0	51,188,619	0	51,188,619
Riverstone Energy GP VI, LLC	51,188,619	18.0%	0	51,188,619	0	51,188,619
Riverstone Energy GP VI Corp	51,188,619	18.0%	0	51,188,619	0	51,188,619
Riverstone Holdings LLC	53,688,485	18.9%	0	60,514,987	0	60,514,987
Riverstone/Gower Mgmt Co Holdings, L.P.	66,212,816	23.2%	0	73,039,318	0	73,039,318
Riverstone Management Group, L.L.C.	66,212,816	23.2%	0	73,039,318	0	73,039,318
David M. Leuschen	72,547,670	25.5%	0	79,928,999	0	79,928,999
Pierre F. Lapeyre Jr.	71,358,416	25.1%	0	78,184,918	0	78,184,918

Silver Run Sponsor is the record holder of 2,499,866 shares of Class A Common Stock. REL US is the record holder of 12,524,331 shares of Class A Common Stock. Riverstone Non-ECI is the record holder of 5,145,600 shares of Class A Common Stock. Riverstone QB Holdings is the record holder of 51,188,619 shares of Class A Common Stock. David M. Leuschen is the record holder of 1,189,254 shares of Class A Common Stock.

Mr. Leuschen and Mr. Lapeyre are the managing directors of Riverstone Management and have or share voting and investment discretion with respect to the securities beneficially owned by Riverstone Management. Riverstone Management is the general partner of Riverstone/Gower, which is the sole member of Riverstone Holdings and the sole shareholder of Riverstone Holdings II. Riverstone Holdings is the managing member of Silver Run Manager, which is the managing member of Silver Run Sponsor. As such, each of Silver Run Manager, Riverstone Management, Riverstone/Gower, Riverstone Holdings, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Silver Run Sponsor. Each such entity or person disclaims beneficial ownership of these securities.

CUSIP No. 15136A102	13D	Page 24 of 28 Pages

Riverstone Holdings is also the sole shareholder of Riverstone Energy Corp, which is the managing member of Riverstone Energy GP, which is the general partner of Riverstone Energy Partners, which is the general partner of Riverstone QB Holdings. As such, each of Riverstone Energy Partners, Riverstone Energy GP, Riverstone Energy Corp, Riverstone Holdings, Riverstone/Gower, Riverstone Management, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Riverstone QB Holdings. Each such entity or person disclaims beneficial ownership of these securities.

Riverstone Holdings II is the general partner of Riverstone Investment, which is the sole shareholder of REL IP GP, which is the general partner of REL IP, which is the managing member of REL US. As such, each of REL IP, REL IP GP, Riverstone Holdings II, Riverstone/Gower, Riverstone Management, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by REL US. Each such entity or person disclaims beneficial ownership of these securities.

Non-ECI GP Ltd. is the sole member of Non-ECI Cayman GP, which is the general partner of Non-ECI Cayman, which is the sole member of Riverstone Non-ECI GP, which is the general partner of Riverstone Non-ECI. Non-ECI GP Ltd. is managed by Mr. Leuschen and Mr. Lapeyre, who have or share voting and investment discretion with respect to the securities held of record by Riverstone Non-ECI. As such, each of Riverstone Non-ECI GP, Non-ECI Cayman, Non-ECI Cayman GP, Non-ECI GP Ltd., Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Riverstone Non-ECI. Each such entity or person disclaims beneficial ownership of these securities.

(c)	Except as described in Item 4, during the past 60 days neither the Reporting Persons nor any of the Related Persons has effected any transactions with respect to the Class A Common Stock.

(d)	None.

(e)	Not applicable.

CUSIP No. 15136A102	13D	Page 25 of 28 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      March 11 2022

Silver Run Sponsor, LLC

By:	Silver Run Sponsor Manager, LLC, its managing member

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

Silver Run Sponsor Manager, LLC

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

REL US Centennial Holdings, LLC

By:	REL IP General Partner LP, its managing member
By:	REL IP General Partner Limited, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Director

REL IP General Partner LP

By:	REL IP General Partner Limited, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Director

REL IP General Partner Limited

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Director

CUSIP No. 15136A102	13D	Page 26 of 28 Pages

Riverstone Energy Limited Investment Holdings, LP

By:	Riverstone Holdings II (Cayman) Ltd., its general partner

By:	/s/ David M. Leuschen
Name:	David M. Leuschen
Title:	Director

Riverstone Holdings II (Cayman) Ltd.

By:	/s/ David M. Leuschen
Name:	David M. Leuschen
Title:	Director

Riverstone Non-ECI USRPI AIV, L.P.

By:	Riverstone Non-ECI USRPI AIV GP, L.L.C., its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

Riverstone Non-ECI USRPI AIV GP, L.L.C.

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

Riverstone Non-ECI Partners GP (Cayman), L.P.

By:	Riverstone Non-ECI GP Cayman LLC, its general partner
By:	Riverstone Non-ECI GP Ltd., its sole member

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Director

CUSIP No. 15136A102	13D	Page 27 of 28 Pages

Riverstone Non-ECI GP Cayman LLC
By:	Riverstone Non-ECI GP Ltd., its sole member

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Director

Riverstone Non-ECI GP Ltd.

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Director

Riverstone VI Centennial QB Holdings, L.P.
By:	Riverstone Energy Partners VI, L.P., its general partner
By:	Riverstone Energy GP VI, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

Riverstone Energy Partners VI, L.P.
By:	Riverstone Energy GP VI, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

Riverstone Energy GP VI, LLC

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

Riverstone Energy GP VI Corp

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Vice President

CUSIP No. 15136A102	13D	Page 28 of 28 Pages

Riverstone Holdings LLC

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Authorized Person

Riverstone/Gower Mgmt Co Holdings, L.P.
By:	Riverstone Management Group, L.L.C., its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Manager

Riverstone Management Group, L.L.C.

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Manager

David M. Leuschen

By:	/s/ David M. Leuschen

Pierre F. Lapeyre, Jr.

By:	/s/ Pierre F. Lapeyre